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								    EXHIBIT 11
			       COMPUTER SCIENCES CORPORATION

			     CALCULATION OF EARNINGS PER SHARE
			(In thousands except earnings per share)
				 Third Quarter Ended      Nine Months Ended
			       _____________________  _________________________
			       Dec. 30,    Dec. 31,    Dec. 30,      Dec. 31,
				 1994        1993        1994          1993
			       _________   _________  ___________   ___________
Net earnings before cumulative
  effect of accounting change   $26,748     $21,676      $71,493       $58,105
Cumulative effect of accounting
  change for income taxes                                                4,900
			       _________   _________  ___________   ___________
Net earnings                    $26,748     $21,676      $71,493       $63,005
			       =========   =========  ===========   ===========
Shares:
 Weighted average shares
   outstanding                   50,951      50,360       50,824        50,129
 Common stock equivalents         1,554       1,192        1,510         1,057
			       _________   _________  ___________   ___________
   Total for primary and fully
   diluted calculation           52,505      51,552       52,334        51,186

Earnings Per Share:
 Earnings per common share before
  cumulative effect of
  accounting change               $0.51       $0.42        $1.37         $1.14
 Cumulative effect of accounting
   change for income taxes                                                0.09
			       _________   _________  ___________   ___________
   Primary and fully diluted*     $0.51       $0.42        $1.37         $1.23
			       =========   =========  ===========   ===========




* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.









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